UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

March 24, 2016
Date of Report (date of earliest event reported)

GIGOPTIX, INC.
(Exact name of Registrant as specified in its charter)
Delaware	001-35520	26-2439072
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

130 Baytech Drive
San Jose, CA 95134
(Address of principal executive offices)

(408) 522-3100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

On March 24, 2016, GigOptix, Inc. (the “Company”) closed on its previously announced private placement of 1,754,385 shares of the Company’s common stock (the “Shares”) to Pudong Science and Technology Investment (Cayman) Co., Ltd., an affiliate of Shanghai Pudong Science and Technology Investment Co., Ltd. (collectively, “PDSTI”), pursuant to the Securities Purchase Agreement (the “Agreement”) by and between the Company and PDSTI, dated March 21, 2016. The purchase price per Share in the placement was $2.85 and the aggregate purchase price for the Shares was approximately $5 million. Upon their issuance, the Shares represent approximately 3.77% of the Company’s outstanding shares of common stock.

The Company plans to use the net proceeds from the sale of the Shares for working capital and general corporate purposes, and may use a portion to acquire or invest in entities, technologies, products or services that complement the Company’s business.

The Shares have been issued in reliance upon the exemptions from registration under the Securities Act of 1933, as amended, provided by Section 4(a)(2) and Rule 506 of Regulation D promulgated thereunder. Further, the Shares have been issued directly by the Company and did not involve a public offering or general solicitation. PDSTI is an “accredited investor” as that term is defined in Rule 501 of Regulation D and has certified that it has acquired the Shares for investment only and not with a present view toward, or for resale in connection with, the public sale or distribution thereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GIGOPTIX, INC.

	By:	/s/ Dr. Avi Katz
	Name:	Dr. Avi Katz
	Title:	Chief Executive Officer
Date: March 24, 2016